Exhibit 10.1

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (the “Agreement”) is made as of the 20th day of September, 2007 by and between Oakley, Inc., a Washington corporation (“Oakley”) and Red.com, Inc. dba Red Digital Cinema Camera Company, a Washington corporation (“Red”).

RECITALS

A.           Red, a digital cinema camera company owned by Mr. Jim Jannard, the Chairman of Oakley, wishes to purchase certain services from Oakley for the benefit of Red from time to time.

B.           Oakley wishes to provide limited services for Red.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, Oakley and Red agree as follows:

1.           Shared Services. From time to time, certain of Oakley’s employees shall perform defined, agreed-upon services for Red at a fair market value hourly rate of pay as detailed in Schedule 1, which schedule shall be updated from time to time to reflect changes in the fair market value rates charged and/or changes in the list of Oakley employees who perform some services for Red.  Additionally, Red shall reimburse Oakley at cost for all other out-of-pocket costs incurred by Oakley on behalf of Red.

2.           Payment. Red shall maintain a deposit with Oakley to prepay any costs incurred that shall be replenished on an as needed basis.  Oakley shall determine the costs actually incurred by Red monthly and shall submit an invoice to Red on a monthly basis.  Payment is due upon receipt of invoice.  Should any invoice remain unpaid for more than thirty (30) days, interest shall be paid at a rate equal to the lower of one and one-half percent (1.5%) per month or the highest rate permitted by applicable law.

3.           Indemnification. Red agrees to indemnify, defend and hold Oakley, its affiliates, directors, officers, employees, vendors, and contractors harmless against any and all losses, damages or liabilities (including costs, expenses and reasonable attorney’s fees) resulting from or related to any work performed pursuant to this Agreement, including any negligence or misconduct in performing such services.  Red shall reimburse Oakley promptly for any legal or other expenses reasonably incurred by Oakley in connection with providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Oakley hereunder.

4.           Limitation of Liability. In no event, regardless of the legal theory asserted (including without limitation breach of contract, negligence or any tort claim), shall Oakley be liable to Red or any person asserting claims on behalf of or in the right of Red for (i) any claim, liability, loss, damage or expense; or (ii) consequential, indirect, incidental or special damages of any nature suffered by Red (including, without limitation, lost profits or business opportunity costs).

5.           Term and Termination. This Agreement shall commence on the date first written above and shall run for a term of one (1) year, automatically renewing for additional one (1) year terms unless terminated at any time, including within the first year, by either party, with or without cause, pursuant to thirty (30) days written notice.

6.           Non-Solicitation. For the term of this Agreement and for a period of two (2) years thereafter, Red shall not either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of Oakley for any reason any employee of Oakley or person who left the employ of Oakley less than six (6) months prior to such solicitation without receiving prior written permission from the Oakley Chief Executive Officer to make such solicitation.  It is expressly agreed that Oakley would suffer irreparable injury if Red were to breach any of the provisions of this Section 6 and that Oakley would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages.  The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to Oakley under this Agreement or otherwise.  Attached hereto as Schedule 2 is a list of current Oakley employees who shall be allowed to leave Oakley for Red upon the agreement of Oakley’s President.

7.           Miscellaneous Provisions.

7.1           No Partnership. Oakley and Red expressly acknowledge and agree that they are not joint ventures or partners, and do not have fiduciary duties with respect to one another, in any manner whatsoever.  Nothing in this Agreement, nor any communication or other action between the parties related to this Agreement, is intended or shall be construed to create a joint venture, partnership or fiduciary relationship between Oakley and Red or their respective owners, partners, shareholders or affiliates.

7.2           Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives.

7.3           Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof. It may not be changed orally but only by an agreement in writing.

7.4           Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without reference to principles governing choice or conflict of laws.

7.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Oakley:	Oakley, Inc.,
a Washington corporation

By: __________________________
Name: ________________________
Its: ___________________________

Red:	Red.com, Inc.,
a Washington corporation

By: __________________________
Name: ________________________